Exhibit 10.9

PURCHASE AGREEMENT

by and between

CY-FAIR SURGICAL PROPERTIES, LTD.,

a Texas limited partnership,

as Seller,

and

CARTER VALIDUS PROPERTIES, LLC,

a Delaware limited liability company

as Purchaser

Premises:	Cy-Fair Surgery Center
11250 Fallbrook Drive
Houston, Texas 77065

Date:	June 5, 2014

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Contract”) is made and entered into as of the Effective Date (as hereinafter defined) by and between CY-FAIR SURGICAL PROPERTIES, LTD., a Texas limited partnership (“Seller”), whose principal place of business is located at c/o Nueterra Properties Group, LLC, 11221 Roe Ave., Suite 310, Leawood, Kansas 66211, and CARTER VALIDUS PROPERTIES, LLC, a Delaware limited liability company (“Purchaser”), whose principal place of business is located at 4211 West Boy Scout Boulevard, Suite 500, Tampa, Florida 33607. The “Effective Date” shall be the date the Title Company (as hereinafter defined) receives an original counterpart of this Contract signed by both Seller and Purchaser, as evidenced by the Title Company’s signature hereto.

ARTICLE I

PROPERTY

Section 1.01 Property. Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, upon the terms and conditions set forth herein, the following properties and assets:

(a) That certain tract of real property located in Houston, Texas, more particularly described in Exhibit A attached hereto and made a part hereof for all purposes, together with all of Seller’s right, title and interest in and to (i) all and singular the rights and appurtenances pertaining to such real property, including any easements, and all right, title and interest of Seller in and to adjacent streets, alleys and rights-of-way, and (ii) any and all water, water rights or similar rights or privileges (including tap rights) appurtenant to or used in connection with the ownership or operation of such real property (all of the foregoing being hereinafter collectively referred to as the “Real Property”).

(b) All improvements, structures and fixtures now constructed and completed with respect to and situated on the Real Property, including without limitation that certain thirteen thousand six hundred forty-five (13,645) rentable square foot ambulatory surgery center and all equipment and amenities, together with all of Seller’s right, title and interest in all parking areas, loading dock facilities, landscaping and other improvements, structures and fixtures (all of the foregoing being hereinafter collectively referred to as the “Improvements”).

(c) All of Seller’s interest in all leases covering all or any portion of the Real Property and/or the Improvements (collectively, the “Leases”), all security deposits, prepaid rents and similar items attributable to periods after Closing, any receivables attributable to periods after Closing for common area maintenance, taxes, insurance and/or other items, if any, due and payable under any lease for all or any portion of the Real Property and/or the Improvements, and all of Seller’s right, title and interest in all parking agreements, and all contract rights approved by Purchaser and all other intangible rights which are appurtenant to the Real Property and/or the Improvements, including (to the extent assignable) all roof, HVAC and other warranties issued with respect to the Improvements and the right to use of the trade name associated with the Improvements and any and all derivations of such name and permits for the beds (all of the foregoing being hereinafter collectively referred to as the “Intangible Property”).

(d) All of Seller’s right, title and interest in all beds, equipment, furniture, furnishings, machinery, heating, plumbing, ventilation and air conditioning systems and equipment, carpet, tile, floor coverings, security devices, sprinkler systems, supplies, telephone exchange numbers, tenant lease files, leasing records, tenant credit reports, telephone systems, audio systems, keys, surveys, plans and specifications (whether in cad, electronic or other format), maintenance equipment and supplies and all other tangible personal property situated on the Real Property and used in connection therewith or with the Improvements along with Seller’s interest as lessee in any rented or leased personal property, to the extent approved by Purchaser (all of the foregoing being hereinafter collectively referred to as the “Personal Property”).

All of the foregoing items purchased under this Contract are collectively referred to as the “Property”.

ARTICLE II

PURCHASE PRICE

Section 2.01 Purchase Price. The purchase price (the “Purchase Price”) is an amount equal to FOUR MILLION FOUR HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($4,450,000.00). The Purchase Price will be paid by Purchaser to Seller at the Closing (as hereinafter defined) in cash or immediately available wire transfer funds.

Section 2.02 Earnest Money. Purchaser will, within two (2) business days after the Effective Date, deposit the amount of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) as the initial earnest money hereunder (the “Initial Deposit”), with First American Title Insurance Company, 3031 North Rocky Point Drive West, Suite 770, Tampa, Florida 33607, Attention: Ken Rossburg (the “Title Company”). In the event that Purchaser is not ready to close the transaction thirty (30) days after the end of the Review Period, then Purchaser may extend the Closing by depositing an additional sum in the amount of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) with the Title Company (the “Extension Deposit”). As used herein, the term “Earnest Money Deposit” means the Initial Deposit and, if made, the Extension Deposit, together with all interest accrued from time to time thereon. The Earnest Money Deposit may, at the option of Purchaser, be in the form of cash, certified check, cashier’s check or other immediately available funds. The Title Company must hold the Earnest Money Deposit in an interest-bearing account at a federally insured banking institution acceptable to Purchaser, with all interest being paid to Purchaser or Seller, as the case may be, in accordance with the terms of this Contract.

At the Closing, the Earnest Money Deposit will be applied toward the cash portion of the Purchase Price, but otherwise the Earnest Money Deposit will be held by the Title Company, returned to Purchaser, or delivered to Seller, as directed by Purchaser and Seller to the Title Company

Section 2.03 Purchase Price Reduction. In the event that the Closing occurs prior to December 31, 2014, either: (i) Seller shall deposit the amount of THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($300,000.00) (the “Tenant Improvement Escrow Amount”) with the Title Company, which Tenant Improvement Escrow Amount shall be used to fund the Improvement Allowance and the FF&E Allowance (as such terms are defined in that certain Amended and Restated Lease Agreement dated April 1, 2014 by and between Seller, as landlord, and Cy-Fair Surgery Center, Ltd., as tenant); or (ii) the Purchase Price shall be reduced by THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($300,000.00).

ARTICLE III

REVIEW ITEMS

Section 3.01 Survey. Seller shall, within two (2) days following the Effective Date, deliver to Purchaser a copy of Seller’s most recent survey of the Property made in accordance with ALTA Standards. Purchaser, at Seller’s sole cost and expense, shall have the right to obtain a new or recertified survey of the Property (the “Survey”) prepared by a surveyor licensed in the State in which the Property is located and approved by Purchaser. Subject to approval of the Survey by Purchaser and the Title Company, the metes and bounds description of the Real Property contained in the Survey will be the description of the Real Property used in the Deed (as hereinafter defined).

Section 3.02 Title Review Items. Purchaser, at Seller’s sole cost and expense, shall have the right to order an ALTA form commitment for title insurance (the “Title Commitment”), issued by the Title Company which shall set forth the state of title to the Real Property and the Improvements.

Section 3.03 Other Review Items. Seller shall, within two (2) days following the Effective Date, deliver to Purchaser copies of the Leases. To the extent not previously delivered, Seller shall, within two (2) business days following the Effective Date, deliver to Purchaser the items shown on Schedule 3.03 to this Contract, to the extent in Seller’s possession.

Section 3.04 Inspection. Purchaser has the right, at all reasonable times, to conduct on-site inspections of the Property and physical inspections and tests of the Property during the Review Period (as hereinafter defined), including, without limitation, the right to enter and inspect all portions of the Property (subject to the rights of tenants in possession), to interview tenants, including but not limited to any tenants or licensees (collectively, “Tenant”) and to inspect and audit all of Seller’s books and records relating to the Property; provided, however, Purchaser agrees not to unreasonably interfere with any tenant’s possession and/or Seller’s operations or cause any damage to the Property.

Seller hereby directs the manager of the Property to cooperate with the reasonable requests of Purchaser and provide Purchaser with such assistance as Purchaser reasonably deems appropriate in order to exercise its inspection rights hereunder. Seller and/or Seller’s representative may be present during Purchaser’s on-site inspections and tenant interviews. Purchaser shall, at its expense, repair any damage to the Property caused by Purchaser’s inspection or testing thereof, and shall indemnify and hold harmless Seller from and against any and all claims, actions, suits, liens, damages, liabilities, losses and expenses to personal property or personal injury to the extent directly attributable to any acts performed in exercising Purchaser’s rights under this Article III. This agreement to indemnify Seller shall survive the Closing and any termination of this Contract.

ARTICLE IV

REVIEW PERIOD

Section 4.01 Review Period. Purchaser has from the Effective Date until 5:00 p.m., Tampa, Florida time, on the thirtieth (30th) day following the later of (a) the date Purchaser receives the documents required to be delivered to Purchaser under Article III; or (b) the Effective Date (such time period, the “Review Period”) to review and approve such items and to conduct such inspections, interviews, tests and audits as Purchaser, in its sole discretion, deems appropriate, including, but not limited to obtaining appraisals, surveys, engineering, work and a Phase I Environmental Audit and a Phase II Environmental Audit. Purchaser shall also have the right to interview the tenants at the Property.

Section 4.02 Waiver Notice. If for any or no reason Purchaser, in its sole and absolute discretion, is not satisfied with the items to be delivered by Seller to Purchaser under Article III, the results of such inspections, interviews, tests or audits or any other fact or situation with respect to the Property, then in such event Purchaser shall have the right to terminate this Contract. If Purchaser fails, for any or no reason, to deliver Seller written notice (the “Waiver Notice”) unconditionally waiving this termination right on or before the end of the Review Period, this Contract shall be deemed automatically terminated. Purchaser’s failure to deliver the Waiver Notice on or before the expiration of the Review Period shall be deemed Purchaser’s election to terminate this Contract under this Section 4.02.

Section 4.03 Termination. If this Contract has been terminated in accordance with, and subject to the terms of this Article IV, the parties hereto shall thereupon be relieved of all liabilities and obligations hereunder and the Earnest Money Deposit shall be refunded fully and promptly to Purchaser. Seller expressly acknowledges and agrees that, if Purchaser requests the Title Company to return the Earnest Money Deposit as a result of Purchaser’s election to terminate this Contract under Section 4.02, then the Title Company shall have no obligation to independently determine whether Purchaser has the right to receive the Earnest Money Deposit, and the Title Company may rely solely upon the written instructions set forth in any written notice delivered by Purchaser from and after such election, without the joinder, approval or consent of Seller. Purchaser will promptly return to Seller any due diligence materials delivered by Seller.

Section 4.04 Seller’s Obligation to Remove Liens. Notwithstanding Purchaser’s delivery of a Waiver Notice, or anything else to the contrary in this Contract, Seller must remove at or prior to the Closing any mortgages and mechanics and materialmen liens created, suffered or incurred by, through or under Seller against the Property.

Section 4.05 Service Contracts. Seller agrees that all service and maintenance contracts (collectively, the “Service Contracts”) must be terminated by Seller on or before the Closing Date unless Purchaser otherwise elects, by written notice prior to the end of the Review Period, to assume same; provided, however, Seller has no obligation to terminate any Service Contracts which cannot be terminated, without cause and without any termination fee, on thirty (30) or less days notice. The Service Contracts exclude management and leasing agreements, all of which must be terminated by Seller, at Seller’s sole cost, on or before the Closing Date.

ARTICLE V

GOOD AND MARKETABLE TITLE

Section 5.01 Conveyance. At the Closing, Seller will convey good, marketable and insurable fee simple title to the Real Property and the Improvements to Purchaser by the Deed and title to the Personal Property and the Intangible Property by the Bill of Sale (as hereinafter defined), free and clear of any and all deeds of trust, mortgages or other liens or indebtedness; subject, however, to the following (collectively, the “Permitted Exceptions”):

(a) General real estate taxes for the year in which the Closing occurs and subsequent years not yet due and payable.

(b) All easements, restrictions, rights-of-way, party wall agreements, encroachments, covenants, reservations, agreements, leases, tenancies, licenses, conditions and other matters affecting all or any portion of the Property to the extent (i) reflected on Schedule B to the Title Commitment (other than the standard printed exceptions on Schedule B to the Title Commitment) and not disapproved by Purchaser during the Review Period; (ii) reflected on the Survey, as recertified, and not disapproved by Purchaser during the Review Period; and/or (iii) created by or consented and agreed to in writing by Purchaser prior to or at the Closing.

(c) The rights of tenants, as tenants only, under unrecorded written leases delivered by Seller to Purchaser prior to the Closing.

Section 5.02 Owner Policy. At the Closing, Purchaser must be able to obtain a standard ALTA form Owner Policy of Title Insurance (the “Owner Policy”) issued by the Title Company in Purchaser’s favor in the amount of the Purchase Price, insuring Purchaser’s fee simple title to the Real Property and the Improvements subject only to the Permitted Exceptions, together with such endorsements as Purchaser may request on or before the end of the Review Period.

ARTICLE VI

CLOSING

Section 6.01 Closing. Subject to satisfaction or waiver of the Conditions Precedent to Closing set forth in Section 9.05 of this Contract, the purchase and sale of the Property (the “Closing”) will be held through escrow at the offices of the Title Company and will occur at 11:00 a.m. Tampa, Florida time on the earlier of the date which is: (i) five (5) business days following receipt by Seller of Purchaser’s written notice of its intent to close following the expiration of the Review Period or (ii) thirty (30) days after the end of the Review Period (the “Closing Date”). Notwithstanding the foregoing, Purchaser may extend the Closing Date for an additional fifteen (15) days by giving Seller at least two (2) days prior notice and making the Extension Deposit with the Title Company.

Section 6.02 Seller’s Obligations. At the Closing, Seller shall execute and deliver to Purchaser, and/or cause the execution and delivery by all parties other than Purchaser of, the following with respect to the Property:

(a) That certain special warranty deed (the “Deed”) in the form attached hereto as Exhibit B and made a part hereof for all purposes.

(b) That certain blanket conveyance, bill of sale and assignment (“Bill of Sale”) in the form attached hereto as Exhibit C and made a part hereof for all purposes.

(c) That certain assignment of leases (the “Lease Assignment”) in the form attached hereto as Exhibit D and made a part hereof for all purposes.

(d) That certain affidavit (the “FIRPTA Affidavit”) in the form attached hereto as Exhibit E and made a part hereof for all purposes.

(e) Those certain tenant estoppel certificates (the “Tenant Estoppel Certificates”) in the form attached hereto as Exhibit F and made a part hereof for all purposes from all tenants (the “Required Estoppels”). The Tenant Estoppel Certificates, in order to be effective, must be dated no earlier than thirty (30) days prior to the Closing Date. The Tenant Estoppel Certificates must be joined in by any guarantor and be completed to reflect the terms of the applicable Lease and must not, unless expressly waived by Purchaser in writing, disclose any material defaults or other matters reasonably unacceptable to Purchaser. The completed form of the Tenant Estoppel Certificates must be prepared by Seller and submitted to Purchaser, for Purchaser’s review and reasonable approval, prior to delivery to the tenants. Purchaser shall deliver any comments to the completed Tenant Estoppel Certificates within three (3) business days following receipt thereof, failing which such completed Tenant Estoppel Certificates shall be deemed approved. Seller agrees to use all reasonable efforts to obtain and deliver to Purchaser the Tenant Estoppel Certificates no later than the third (3rd) business day prior to the Closing Date. Seller will not be in default for failure to deliver the Tenant Estoppel Certificates and Purchaser’s sole recourse for such failure will be to terminate this Contract and receive the Earnest Money Deposit. Purchaser shall be entitled to extend the Closing Date for up to fifteen (15) days, if necessary, in order for Seller to obtain the Required Estoppels.

(f) A Subordination, Non-Disturbance and Attornment Agreement in a form attached hereto as Exhibit K or in such other form that is mutually acceptable to Purchaser, Tenant and Purchaser’s lender whereby Tenant’s rights are subordinated to the lien of a lender.

In the event there is an option to purchase or a right of first refusal to purchase any portion of the Property, then Seller shall provide evidence acceptable to Purchaser and Purchaser’s Lender, confirming that such right of first refusal has been waived with respect to the transfer of equitable ownership of the Property to Purchaser and/or Purchaser’s affiliates. Such confirmation shall also be incorporated into any Subordination, Non-Disturbance and Attornment Agreement and Tenant Estoppel Certificate that may be required by Purchaser or its Lender.

(g) Original counterparts (to the extent available) of all Leases, lease files (including all correspondence, applications and credit reports), operating agreements, reciprocal easement agreements, options, warranties, guarantees, permits and other agreements related to the Property, including all modifications, supplements or amendments to each of the foregoing.

(h) All landlord keys to the Property.

(i) To the extent necessary to permit the Title Company to remove any exception in the Owner Policy for mechanics’ and materialmen’s liens and general rights of parties in possession, an affidavit as to debts and liens and parties in possession executed by Seller, made to Purchaser and the Title Company and in a form reasonably acceptable to the Title Company, along with a GAP Affidavit and any other items reasonably required by the Title Company.

(j) Seller’s certification that all representations and warranties made by Seller under this Contract are true, complete and correct in all material respects as of the Closing Date (if accurate or, if not accurate, a description of the basis for such inaccuracy). An updated rent roll certified by Seller to be true, complete and correct in all material respects to the best of Seller’s actual knowledge.

(k) That certain tenant notification letter (the “Tenant Letter”) in the form attached hereto as Exhibit G and made a part hereof for all purposes.

(l) Appropriate evidence of Seller’s authority to consummate the transactions contemplated by this Contract as may be required by the Title Company.

(m) Estoppel certificates, in form and substance reasonably satisfactory to Purchaser, from all parties to any declarations, business park covenants or other agreements materially affecting all or any portion of the Property, each to the extent designated by Purchaser during the Review Period and in substantially the form attached hereto as Exhibit I and made a part hereof. Seller will not be in default for failure to deliver such estoppel certificates and Purchaser’s sole recourse for such failure will be to terminate this Contract and receive the Earnest Money Deposit.

(n) A certified rent roll listing all of the Tenants of the Property.

Section 6.03 Purchaser’s Obligations. At the Closing, Purchaser shall deliver the Purchase Price to Seller in cash or by wire transfer of immediately available funds, and shall execute and deliver to Seller the following with respect to the Property:

(a) The Tenant Letter.

(b) Appropriate evidence of Purchaser’s authority to consummate the transactions contemplated by this Contract as may be required by the Title Company.

(c) The Lease Assignment.

Section 6.04 Management Transition/Roof Warranty. From and after the date hereof, Seller will provide Purchaser with copies of all current income and expense reports concerning the Property as and when received by Seller. Seller agrees that Purchaser may contact Seller and its managing agent to obtain copies of and to discuss any income and expense reports prepared for the Property and to discuss the operation of the Property. Seller shall obtain at Closing the consents of the issuers of any roof warranties and all other warranties affecting the Property to the assignment of such roof warranties and all other warranties at Closing from Seller to Purchaser, including by making property management personnel available at reasonable times and after reasonable notice for inspections of the roof by such roof warranty issuers and the other issuers of the other warranties and executing such documents as reasonably necessary to assign any such roof warranties to Purchaser. Seller shall be responsible for any fees, including but not limited to, inspection fees assessed by the roof warranty issuers to give such consents, together with the cost of any repairs or replacements required by any roof warranty issuer as a condition to delivery of its consent

Section 6.05 Possession. Possession of the Property must be delivered by Seller to Purchaser at the Closing, subject only to the Permitted Exceptions.

Section 6.06 Due Diligence Costs. Purchaser will pay its own costs in conducting its due diligence activities.

ARTICLE VII

CLOSING ADJUSTMENTS

Section 7.01 General Prorations. The following will be apportioned at the Closing:

(a) Rents, if any, as and when collected (the term “rents” as used in this Contract including base rent, percentage rent, common area maintenance, parking, tax, insurance and other payments due and payable under any Lease for all or any portion of the Improvements, together with all sales and other taxes thereon) and all other income generated by all or any portion of the Property, including parking revenue. There will be no proration of rents accrued but not collected as of the Closing Date.

(b) Taxes and other assessments (including personal property taxes on the Personal Property) applicable to the Property. Special assessments certified by any municipal utility district or other taxing authority prior to the Closing Date must be paid in their entirety by Seller at or before the Closing, except to the extent such assessments are payable in installments, in which event they shall be prorated between the parties. If the tax rate or assessed valuation or both have not yet been fixed, the proration shall be based on a good faith estimate as to the amount of such taxes for the current year after consideration of the tax rate and/or assessed valuation last fixed; provided that the parties hereto agree that to the extent the actual taxes for the current year differ from the amount so apportioned at the Closing, the parties hereto will make all necessary adjustments by appropriate payments between themselves following the Closing, and this provision shall survive delivery of the Deed.

(c) Payments under any Service Contracts, if any, which pursuant to Section 4.06 Purchaser has agreed to assume at the Closing.

(d) Gas, electricity and other utility charges, if any, to be apportioned on the basis of the last meter reading.

In making such apportionments, Purchaser will receive credit for all rents and other income paid with respect to the day of the Closing, and Purchaser will be charged for taxes and other expenses incurred with respect to the day of the Closing. All apportionments are to be subject to post-closing adjustments as necessary to reflect later relevant information not available at the Closing and to correct any errors made at the Closing with respect to such apportionments; provided, however, that such apportionments shall be deemed final and not subject to further post-closing adjustments if no such adjustments have been requested in writing after a period of sixty (60) days from such time as all necessary information is available to make a complete and accurate determination of such apportionments. All apportionments (regardless of whether all relevant information has been received or errors have been made) are final and not subject to further post-closing adjustment one (1) year following the Closing Date.

Section 7.02 Specific Prorations. Anything hereinabove contained to the contrary notwithstanding:

(a) Seller shall retain and be entitled to receive any tax refunds issued after Closing to the extent applicable to the period prior to the Closing, but not otherwise. Seller may not initiate nor demand Purchaser initiate or continue any litigation to collect such tax refunds. There will be no proration of any insurance related expenses, it being agreed that Purchaser will obtain its own insurance coverage as of the Closing Date.

(b) As to gas, electricity and other utility charges, Seller may on written notice to Purchaser on or before the Closing Date elect to pay one or more of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereunto and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller’s obligation to pay such item directly in such case shall survive the delivery of the Deed; provided, however, that Seller will not take any action or fail to take any action which would result in the cessation or termination of utility service to the Property.

(c) Seller and Purchaser agree that all rents received after the Closing from any tenant after reasonable costs of collection, if any, incurred by Purchaser shall be applied first to current rentals owed by such tenant, and then to delinquent rentals, if any, owed by such tenant in the inverse order of their maturity, and Purchaser will deliver to Seller any such delinquent rentals owed Seller and received following the Closing. For a period of six (6) months following the Closing, Purchaser shall use reasonable efforts to collect for Seller any rental payments past due as of the Closing or due subsequent to Closing for a period prior to Closing, from tenants who were tenants as of the Closing; provided, however, Purchaser shall not be required to declare a lease default or institute any legal action in any court against any tenant. Seller will deliver to Purchaser, within five (5) business days following receipt, any rents received by Seller after the Closing and attributable to the period from and after the Closing. From and after the sixth (6th) month following the Closing Date, Seller shall have the right to pursue reasonable collection remedies against any tenant owing delinquent rentals owed Seller, provided that (i) Seller shall notify Purchaser of its intent to institute any collection remedy or proceeding not less than fifteen (15) days prior to the institution thereof, and (ii) Seller shall in no event institute any proceeding to evict or dispossess a tenant from the Property. Purchaser may, by written notice to Seller within ten (10) days of receipt of Seller’s notice of intent to institute collection remedies or proceedings, restrict Seller from collecting such delinquent rentals, but only if Purchaser first pays Seller such delinquent rentals in exchange for Seller’s assignment to Purchaser of all of Seller’s rights and causes of action with respect thereto.

(d) At the Closing, Seller shall credit to the account of Purchaser against the Purchase Price (i) any security deposit reflected as being made under any leases executed with respect to the Property or otherwise actually collected by

Seller, together with all interest, if any, which must be paid thereon to any tenant thereunder; and (ii) all prepaid rents and other charges paid in advance by any tenants of the Property and attributable to the period after the Closing; and in each case, the Lease Assignment shall provide for Purchaser’s assumption of the obligation to return any such sums (and, if applicable, interest thereon) to the extent same are so credited, but not otherwise. If any security deposits are in the form of a letter of credit, Seller must deliver to Purchaser at Closing the original letter of credit, together with all assignment/transfer documentation (fully executed and bank authenticated, as applicable) and assignment/transfer fees required by the issuing entity to cause same to be reissued to Purchaser immediately following the Closing.

(e) Subject to Section 2.03 of this Contract, leasing commissions and tenant improvement expenses relating to lease agreements pertaining to the Property shall be apportioned between the parties as follows:

(i) All such expenses relating to leases executed before the Effective Date, and which are not contingent on renewal or expansion of any such Lease after the Effective Date, shall be the sole obligation of Seller and shall be paid in full by Seller (regardless of whether any portion of such expenses may not otherwise become due until after the Closing Date), on or before the Closing Date and, if Purchaser fails to receive reasonably acceptable evidence of such payment (together with the release of any lien applicable thereto), the unpaid portion shall be credited against the Purchase Price.

(ii) All such expenses relating to Leases executed before the Effective Date, which are solely payable with respect to and contingent upon renewal of any such Lease or expansion into additional space by the tenant under any such Lease after the Closing Date shall be the sole obligation of Purchaser, provided such expenses are disclosed in the Leases and commission agreements delivered to Purchaser during the Review Period. Any such expenses not so disclosed shall render Seller liable for any such expenses and, if Purchaser fails to receive reasonably acceptable evidence of payment (together with the release of any lien applicable thereto) on or before the Closing, Purchaser will receive a credit therefor against the Purchase Price.

(iii) Any such expenses relating to Leases executed between the Effective Date and Closing shall be borne by Seller and, if Purchaser fails to receive reasonably acceptable evidence of payment (together with the release of any lien applicable thereto) on or before the Closing, Purchaser will receive a credit therefor against the Purchase Price.

(f) Notwithstanding the foregoing, in the event that the Tenant under the Leases is responsible for paying any of the items which are to be prorated, then there shall only be a proration to the extent that the Tenant under such Leases does not pay for the same.

Section 7.03 Transaction Costs. Seller shall be responsible for (a) all attorneys’ fees and expenses, if any, of counsel to Seller; (b) all documentary stamp, transfer, surtax and excise taxes payable upon the transfer of the Property and/or recordation of the Deed; (c) the cost of the Owner’s Policy, including, but not limited to, extended coverage and the cost of any endorsements requested by Purchaser; (d) one-half (1/2) of any escrow and other charges of the Title Company and recording fees; and (e) the cost of the current ALTA as-built survey and any changes requested by Purchaser to the survey. Purchaser shall be responsible for (a) all attorneys’ fees and expenses, if any, of counsel to Purchaser; and (b) one-half (1/2) of any escrow and other charges of the Title Company.

Section 7.04 Brokerage Commissions. Purchaser represents to Seller that Purchaser has not engaged the services of any broker, finder or other agent in regard to this Contract. Purchaser hereby agrees to indemnify Seller and hold Seller harmless against all liability, loss, cost, damage and expense (including, but not limited to, attorneys’ fees and court costs, including any appeal that may be filed) which Seller shall ever suffer or incur because of any claim by any broker, finder, or other agent, whether or not meritorious, for any fee, commission or other compensation with respect hereto resulting from the acts of Purchaser. Seller represents to Purchaser that Seller has not engaged the services of any real estate broker, finder or other agent in regard to this Contract other than Healthcare Real Estate Capital, LLC, who shall be paid a commission in an amount equal to two percent (2%) of the Purchase Price by Seller pursuant to the terms of a separate agreement if the transaction contemplated by this Contract closes. Seller hereby agrees to indemnify Purchaser and hold Purchaser harmless against all liability, loss, cost, damage and expense (including, but not limited to, attorneys’ fees and court costs, including any appeal that may be filed) which Purchaser shall ever suffer or incur because of any claim by any broker, finder, or other agent, whether or not meritorious, for any fee, commission or other compensation with respect hereto resulting from the acts of Seller. This provision shall survive Closing.

Section 7.05 Survival. The terms of this Article shall survive the termination of this Contract and the Closing and delivery of the Deed.

ARTICLE VIII

TERMINATION AND REMEDIES

Section 8.01 Purchaser’s Default. If Purchaser defaults under this Contract, Seller shall be entitled, as Seller’s sole and exclusive remedy, to terminate this Contract and to request the Title Company to deliver the Earnest Money Deposit to Seller. Seller and Purchaser acknowledge and agree that delivery of the Earnest Money Deposit shall be deemed liquidated damages for Purchaser’s breach of this Contract, it being further agreed that the actual damages to Seller in the event of such breach are impractical to ascertain and the Earnest Money Deposit is a reasonable estimate thereof. Seller has no right to specifically enforce Purchaser’s obligations under this Contract nor to seek or otherwise collect any actual, out-of-pocket, lost profit, punitive, consequential, treble, or other damages from or against Purchaser, except for the indemnity obligations of

Purchaser expressly set forth in this Contract. In no event shall any officer, director, agent or employee of Purchaser or its partners be personally liable for any of Purchaser’s obligations under this Contract or the documents to be delivered at the Closing.

Section 8.02 Seller’s Default. If Seller defaults under this Contract, Purchaser shall be entitled, as Purchaser’s sole and exclusive remedies, to either (a) terminate this Contract upon written notice to Seller and to request the Title Company to return the Earnest Money Deposit, together with all accrued interest thereon, to Purchaser or (b) pursue an action to enforce specific performance of Seller’s obligations under this Contract. Purchaser has no right, except as provided in the next sentence, to seek damages against Seller. If specific performance would not be an effective remedy as the result of Seller’s default or as a result of a breach of a warranty or representation, Purchaser may, in lieu of specific performance (but not in lieu of the return of the Earnest Money Deposit), collect its damages from Seller.

ARTICLE IX

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 9.01 Seller’s Representations. Seller hereby represents and warrants to Purchaser except as set forth in that certain schedule (the “Disclosure Schedule”) attached hereto as Exhibit H and made a part hereof for all purposes, as follows:

(a) Seller is a duly organized, validly existing limited partnership in good standing under the laws of the State of Texas and is authorized to conduct business in the State of Texas. This Contract has been duly authorized, executed and delivered by Seller, and is and at the time of the Closing will be a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

(b) Seller has received no written notice of any (and, to Seller’s actual knowledge, there is no) current, proposed or threatened eminent domain or similar proceeding, or private purchase in lieu of such proceeding, which would affect the Property in any way whatsoever.

(c) Seller has not received any written notice of a claim that the Property does not comply with any federal, state, county, city or any other laws, ordinances, rules and regulations, including, but not limited to, those relating to environmental, zoning, land use and division, building, fire, health and safety matters, of any government or any agency, body or subdivision thereof bearing on the construction of the Improvements and on the operation, ownership or use of the Property (collectively, “Applicable Laws”), which noncompliance Seller has not cured.

(d) Seller has received no written notice of any pending or threatened, litigation which does or would affect the Property or Seller’s ability to fulfill all of its obligations under this Contract. Except as set forth in the Disclosure Schedule, there are no outstanding claims on Seller’s insurance policies which claims relate to the Property.

(e) Seller has delivered to Purchaser true and complete copies of all Leases. To Seller’s actual knowledge, no material default or breach exists on the part of any tenant under the Leases. Seller as landlord has fully completed all construction obligations and all tenant improvements specified in the Leases to be the responsibility of the landlord thereunder and, except for the Improvement Allowance referenced in Section 2.03 above, has paid all tenant improvement costs, allowances and leasing commissions applicable thereto and no such costs are payable at any time hereafter. Seller has not received any written notice of any default or breach on the part of the landlord under any of the Leases, nor, to Seller’s actual knowledge, does there exist any default or breach on the part of the landlord thereunder. No Lease grants any tenant any right to purchase all or any portion of the Property. Except as set forth in the Disclosure Schedule, there are no agreements which would require the payment of a leasing commission by the landlord upon any renewal or expansion of an existing Lease or new Lease executed or otherwise exercised after the Effective Date. There are no pending contracts for the sale of all or any portion of the Property.

(f) Except as disclosed to Purchaser, there are no Service Contracts or other written agreements for services, supplies or materials affecting the use, operation or management of the Property. Seller has delivered to Purchaser true, complete and correct copies of all Service Contracts.

(g) Seller has not received any written notice concerning any alleged violation of any applicable environmental law, rule or regulation which remains uncured.

(h) Purchaser has no obligation to continue to employ any persons presently employed by Seller at the Property.

(i) Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as defined in the Internal Revenue Code (“Code”)), and is not subject to the provisions of Sections 897(a) or 1445 of the Code related to the withholding of sales proceeds to foreign persons.

Section 9.02 Purchaser’s Representations. Purchaser hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

(a) Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of its organization, and has all requisite power and authority to carry on its business as now conducted. This Contract constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(b) Purchaser has the capacity and complete authority to enter into and perform this Contract, and no consent, approval or other action by any person or entity (other than the person signing this Contract on behalf of Purchaser and any approval to be obtained by Purchaser during the Review Period) will be needed thereafter to authorize Purchaser’s execution and performance of this Contract.

Section 9.03 Discovery. If either Seller or Purchaser discovers, prior to or at the Closing, that any representation or warranty of the other party is false, misleading or inaccurate in any material respect, the discovering party may, at its option, terminate this Contract and the parties hereto shall be relieved of all liabilities and obligations hereunder and (a) if Purchaser is the discovering party, Purchaser shall be entitled to the immediate return of the Earnest Money Deposit, together with all accrued interest thereon, and to pursue its remedies under Section 8.02 of this Contract; and (b) if Seller is the discovering party, Seller shall be entitled to pursue its remedies under Section 8.01 of this Contract. If the discovering party elects to proceed to Closing such party cannot later bring a claim against the other as to such discovered matter. Representations and warranties under this Article IX shall fully survive the Closing and the delivery of the Deed, but to the extent that neither Seller nor Purchaser has made any claim as to the breach of any such representation or warranty within two (2) years after the Closing Date, such representations and warranties will terminate and be of no further force and effect.

Section 9.04 Operating Covenants. Seller agrees to operate and maintain the Property prior to the Closing in a manner consistent with its current operating procedures, and shall not, without the prior written consent of Purchaser, do any of the following:

(a) Enter into any contract (other than leases which are subject to clause (b) below) that will not be fully performed by Seller on or before the Closing Date or that will not be susceptible of cancellation by Purchaser on or after the Closing Date upon thirty (30) days or less prior written notice, without cost or liability to Purchaser, or amend, modify or supplement any existing contract (other than leases which are subject to clause (b) below) or agreement in any material respect.

(b) Enter into any new lease or amend, modify, supplement or terminate any existing lease. Seller agrees that, after the Review Period, Purchaser shall have the right, without Seller’s consent, to enter into new leases affecting all or any portion of the Property, as long as any such lease will only take effect from and after the Closing Date. Seller agrees to reasonably cooperate with Purchaser’s leasing efforts.

(c) Fail to maintain its current insurance covering Seller’s interest in the Property or advise Purchaser promptly of the occurrence of any fire or other casualty affecting the Property.

(d) Sell, assign or create any right, title or interest whatsoever in or to the Property (including any so-called “back-up” contracts which are expressly prohibited) or create any voluntary lien, thereon from and after the date of the

Title Commitment, other than liens or encumbrances noted in the Title Commitment, without promptly discharging same or otherwise complying with the terms of Section 4.04.

(e) Intentionally take any action which would have the effect of violating any of the representations and warranties of Seller contained in this Contract.

Section 9.05 Conditions Precedent. Purchaser is not obligated to perform under this Contract unless all of the following conditions precedent are satisfied (or waived in writing by Purchaser) and are otherwise true and correct as of the Closing Date:

(a) All of Seller’s representations and warranties are true and correct in all material respects.

(b) Seller has performed all of its covenants, agreements, and obligations under this Contract in all material respects and is otherwise not in default.

(c) Seller has delivered all (i) Required Estoppels in compliance with Section 6.02(e); and (ii) title estoppels, if any, required by Section 6.02(m).

(d) Seller has delivered the Subordination, Non-Disturbance and Attornment Agreement, if any, required by Section 6.02 (f).

(e) There has been no material adverse change in the matters reflected in the Title Commitment, the Survey, the rent roll, the operating statements, leasing market studies or the other items delivered to, or reviewed by, Purchaser hereunder since the date of delivery, approval or review, as applicable, of such items, except to reflect those items approved or otherwise created in writing by Purchaser.

(f) If all or any portion of the Improvements are vacant or are to be vacant as of the Closing, such portion of the Improvements must be in “broom clean” condition with all racking systems and other personal property and equipment designated by Purchaser removed on or before the Closing, with all damage caused thereby repaired in a manner acceptable to Purchaser.

Notwithstanding the generality of the foregoing, Seller shall use reasonable efforts to satisfy all of the foregoing conditions precedent. If Seller is unable to satisfy all of the foregoing conditions precedent, Purchaser may waive one or more conditions precedent, extend the Closing Date for up to an additional thirty (30) days or terminate this Contract, in any such event by written notice to Seller. If Purchaser elects to close, Purchaser will be deemed to have waived any conditions actually known by Purchaser to be unsatisfied at the Closing. If Purchaser elects to terminate, the Earnest Money Deposit shall be immediately returned to Purchaser.

Section 9.06 Post Closing Claim. If: (i) Purchaser makes a claim against Seller with regard to a representation or warranty which expressly survives Closing, (ii) Purchaser makes such claim within the two (2) year time period set forth in Section 9.03 above, and (iii) Purchaser obtains a final and non-appealable judgment against Seller which remains unpaid for a period of thirty (30) days, then Seller agrees that Purchaser shall have the right to trace the Purchase Price to the extent necessary to satisfy such claim. Seller represents to Purchaser that Seller has (or will prior to distribution of any such disposition proceeds) provide written notice to Seller’s partners, shareholders and members (and, if such partners, shareholders and members are entities whose sole material asset is their respective interest in Seller, their respective members, partners and affiliates) of this tracing provision. Seller acknowledges and agrees that Purchaser has relied and has the right to rely upon the foregoing in connection with Purchaser’s consummation of the transaction set forth in this Contract.

ARTICLE X

NOTICES

Section 10.01 Notices. Any notice, demand or other communication which may or is required to be given under this Contract must be in writing and must be: (a) personally delivered; (b) transmitted by United States postage prepaid mail, registered or certified mail, return receipt requested; (c) transmitted by reputable overnight courier service, such as Federal Express; or (d) transmitted by legible facsimile (with answer back confirmation) to Purchaser and Seller as listed below. Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given on (i) the date of receipt if delivered personally, (ii) two (2) business days after the date of posting if transmitted by registered or certified mail, return receipt requested, (iii) the first (1st) business day after the date of deposit, if transmitted by reputable overnight courier service, or (iv) the date of transmission with confirmed answer back if transmitted by facsimile, whichever shall first occur. A notice or other communication not given as herein provided shall only be deemed given if and when such notice or communication and any specified copies are actually received in writing by the party and all other persons to whom they are required or permitted to be given. Purchaser and Seller may change its address for purposes hereof by notice given to the other parties in accordance with the provisions of this Section, but such notice shall not be deemed to have been duly given unless and until it is actually received by the other parties. Notices hereunder shall be directed as follows:

If to Purchaser:	Carter Validus Properties, LLC,
a Delaware limited liability company
4211 W. Boy Scout Blvd.
Suite 500
Tampa, FL 33607
Attention: Michael A. Seton
Telephone: (914) 907-0022
Facsimile: (813) 287-0397
Email: mseton@cvreit.com

With a copy to:	GrayRobinson, P.A.
401 E. Jackson Street, Suite 2700
Tampa, Florida 33602
Attention: Stephen L. Kussner, Esquire
Telephone: (813) 273-5296
Facsimile: (813) 273-5145
Email: stephen.kussner@gray-robinson.com

If to Seller:	Cy-Fair Surgical Properties, LTD.,
a Texas limited partnership
c/o Nueterra Properties Group, LLC
11221 Roe Avenue, Suite 310
Leawood, Kansas 66211
Attention: Jeremy Tasset
Telephone: (913) 647-6441
Facsimile: (913) 647-6841
Email: jtasset@nueterra.com

With a copy to:	Foulston Siefkin LLP
32 Corporate Woods, Suite 600
9225 Indian Creek Parkway
Overland Park, Kansas 66210-2000
Attention: Issaku Yamaashi
Telephone: (913) 253-2153
Facsimile: (866) 347-1477
Email: iyamaashi@foulston.com

Notwithstanding the foregoing, any notices delivered by one party to the other party under Article IV may be sent by facsimile and will be deemed given as of the date and time shown on the confirmation slip generated by the sender’s facsimile machine. Purchaser’s counsel may deliver any notice required or otherwise permitted to be given by Purchaser hereunder with the same effect as if given directly by Purchaser.

ARTICLE XI

RISK OF LOSS

Section 11.01 Minor Damage. In the event of “minor” loss or damage, being defined for the purpose of this Contract as damage to the Property such that the Property could be repaired or restored, in the opinion of an architect mutually acceptable to Seller and Purchaser (with any fees, costs or expenses pertaining to such opinion to be borne equally by Purchaser and Seller), to a condition substantially identical to that of the Property immediately prior to the event of damage at a cost equal to or less than $250,000 and which would not permit any tenant to terminate its Lease, neither Seller nor Purchaser shall have the right to terminate this Contract as to the Property due to such damage but Seller shall, at Seller’s option as expressed to Purchaser in writing, either (a) reduce the Purchase Price by an amount equal to the cost to repair such damage, or (b) repair and restore the damaged portion of the Property to a condition substantially identical to that which existed immediately prior to the occurrence of such damage and in either such event Seller shall retain all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty, rental loss and other insurance policies relating to the Property. If Seller elects to repair and restore the damaged portion of the Property, Seller shall act promptly and diligently to complete such repairs in a good and workmanlike manner and shall complete such repairs prior to the Closing Date if reasonably possible. If it is not reasonably possible to complete such repairs prior to the Closing Date, the parties will nonetheless proceed to the Closing, but Seller must give Purchaser a credit equal to the remaining cost to complete such repairs.

Section 11.02 Major Damage. In the event of a “major” loss or damage (being defined as any loss or damage which is not “minor” as defined hereinabove), Purchaser shall have the option of terminating this Contract by written notice to Seller, in which event Seller and Purchaser shall thereupon be released from any and all liability hereunder. If Purchaser elects not to terminate this Contract, Purchaser and Seller shall proceed with the Closing, provided Seller shall assign all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty, rental loss and other insurance policies relating to the Property, and Purchaser shall receive a credit against the Purchase Price in an amount equal to the aggregate amount of any deductible(s) under the insurance policies assigned to Purchaser, together with the uninsured portion of any such damage.

Section 11.03 Vendor and Purchaser Risk. Except as set forth in Section 11.01 and Section 11.02, Seller shall bear the full risk of loss until Closing. Upon the Closing, full risk of loss with respect to the Property shall pass to Purchaser.

Section 11.04 Condemnation. If before the Closing any condemnation or eminent domain proceedings are threatened or initiated against all or any portion of the Property and, in the reasonable opinion of Purchaser, such condemnation or eminent domain proceedings would materially interfere with the current use of the Property, then Purchaser may terminate this Contract upon written notice to Seller and Seller and Purchaser shall thereupon be released from any and all further liability hereunder. If

Purchaser does not elect to terminate this Contract within ten (10) business days after receipt of written notice of the commencement of any such proceedings, or if, in the reasonable opinion of Purchaser, such condemnation or eminent domain proceedings would not materially interfere with Seller’s current use of the Property, Seller shall assign to Purchaser at the Closing all rights and interest of Seller in and to any condemnation awards payable or to become payable on account of such condemnation or eminent domain proceedings.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Entire Agreement; Confidentiality. This Contract constitutes the entire agreement between the parties hereto and supersedes any prior understanding, letter of intent or written or oral agreements between the parties concerning the Property.

Section 12.02 No Rule of Construction. This Contract has been drafted by both Seller and Purchaser and no rule of construction shall be invoked against either party with respect to the authorship hereof or of any of the documents to be delivered by the respective parties at the Closing.

Section 12.03 Multiple Counterpart; Governing Law. This Contract may be executed in multiple counterparts each of which shall be deemed an original but together shall constitute one and the same instrument, and shall be construed and interpreted under the laws of the State in which the Property is located (without regard to conflicts of laws) and all obligations of the parties created hereunder are performable in the City and County in which the Property is located.

Section 12.04 Attorneys’ Fees. In the event of any litigation or other proceeding brought by either party hereunder, the prevailing party shall be entitled to recover its attorneys’ fees and costs of suit.

Section 12.05 Interpretation. This Contract shall, unless otherwise specified herein, be subject to the following rules of interpretation: (a) the singular includes the plural and the plural the singular; (b) words importing any gender include the other genders; (c) references to persons or entities include their permitted successors and assigns; (d) words and terms which include a number of constituent parts, things or elements, including the terms Improvements, Permitted Exceptions, Personal Property, Intangible Property and Property, shall be construed as referring separately to each constituent part, thing or element thereof, as well as to all of such constituent parts, things or elements as a whole; (e) references to statutes are to be construed as including all rules and regulations adopted pursuant to the statute referred to and all statutory provisions consolidating, amending or replacing the statute referred to; (f) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms; (g) the words “approve” or “consent” or “agree” or derivations of said words or words of similar import mean, unless otherwise expressly provided herein or therein, the prior approval, consent, or agreement in writing of the person holding the right to approve, consent or agree with respect to the matter in question, and the words “require” or “judgment” or “satisfy” or derivations of said words or words of similar import mean the requirement, judgment or satisfaction of the person who may make a requirement or exercise judgment or who must be satisfied, which approval, consent, agreement, requirement, judgment or satisfaction shall, unless otherwise expressly provided herein or therein, be in the sole and absolute discretion of the person holding the right to approve, consent or agree or who may make a requirement or judgment or who must be satisfied; (h) the words “include” or “including” or words of similar import shall be deemed to be followed by the words “without limitation”; (i) the words “hereto” or “hereby” or “herein” or “hereof” or “hereunder,” or words of similar import, refer to this Contract in its entirety; (j) references to sections, articles, paragraphs or clauses are to the sections, articles, paragraphs or clauses of this Contract; and (k) numberings and headings of sections, articles, paragraphs and clauses are inserted as a matter of convenience only and shall not affect the construction of this Contract. Seller acknowledges that Seller’s obligations with respect to any covenant, indemnity, representation or warranty under this Contract which expressly survives the Closing shall be considered a “liability” for purposes of any member or other distribution limitation imposed under the organizational laws applicable to Seller and/or its members, shareholders and partners.

Section 12.06 Exhibits. The exhibits attached hereto shall be deemed to be an integral part of this Contract.

Section 12.07 Modifications. This Contract cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought. Any such modification need not be joined in by the Title Company.

Section 12.08 Reporting Person. Purchaser and Seller hereby designate the Title Company as the “reporting person” pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended.

Section 12.09 Time of Essence. Time is of the essence to both Seller and Purchaser in the performance of this Contract, and they have agreed that strict compliance by both of them is required as to any date and/or time set out herein, including, without limitation, the dates and times set forth in Article IV of this Contract. If the final day of any period of time set out in any provision of this Contract falls upon a Saturday, Sunday or a legal holiday under the laws of the State in which the Property is located, then and in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

Section 12.10 Confidentiality. Purchaser and Seller shall hold, and shall cause and their respective employees and representatives to hold, in strict confidence, and Purchaser and Seller shall not disclose, and shall prohibit their respective employees and representatives from disclosing, to any other person without the prior written consent of the other party, (a) the terms of this Contract and the Property, including the existing lease and sublease thereon, (b) any of the information in respect of the Property delivered to or for the benefit of Purchaser whether by its employees and representatives (“Purchaser’s Representatives”) or Seller or its respective employees and representatives (“Seller’s Representatives”), and (c) the identity of any direct or indirect owner of any beneficial interest in Seller or Purchaser. Notwithstanding anything contained in this Contract to the contrary, the parties obligations under clauses (a), (b) and (c) of the immediately preceding sentence shall survive the Closing and not be merged therein. Notwithstanding anything to the contrary hereinabove set forth, the parties may disclose such information (i) on a need-to-know basis to its employees, agents, consultants, members of professional firms serving it or potential lenders, investors, consultants and brokers, on a confidential basis, such terms of the Contract as are customarily disclosed to such parties in connection with similar acquisitions, (ii) as may be required in order to comply with applicable laws, rules or regulations or a court order or as may be required for any disclosure or filing requirements of the Securities and Exchange Commission, the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules promulgated thereunder or any authority governing disclosure filings required by applicable law, rules or regulations, including but not limited to the disclosure of any lease, including any amendments, modifications, extensions or renewals thereto and any collateral material used in connection with a public offering of securities by Purchaser or (iii) to the extent that such information is a matter of public record. By Seller’s execution of this Contract, Seller hereby confirms its agreement to indemnify, defend and hold Purchaser free and harmless from and against any and all problems, conditions, losses, costs, damages, claims, liabilities, expenses, demands or obligations (including reasonable attorneys’ fees, expenses and disbursements), of any kind or nature whatsoever, arising out of Seller’s breach of this Section.

Section 12.11 SEC S-X 3-14 Audit. Seller acknowledges that Purchaser is, or may elect to assign all of its right, title and interest in and to the Contract to a company that is subject to the requirements of the Exchange Act and/or the Securities Act (a “Registered Company”) promoted by the Purchaser or to an affiliate of a Registered Company (a “Registered Company Affiliate”). In the event Purchaser is a Registered Company or Purchaser’s assignee under the Contract is a Registered Company or a Registered Company Affiliate, the Registered Company will be required to make certain filings with the U.S. Securities and Exchange Commission (“SEC”) required under SEC Rule 3-14 of Regulation S-X (the “SEC Filings”) that relate to previous fiscal years for the Property and/or the tenant and subtenant. To assist the Registered Company with the preparation of the SEC Filings, Seller agrees to, and shall, provide Purchaser and the Registered Company with financial information regarding the Property and/or the tenant and any subtenant for the years requested by Purchaser, the Registered Company, and/or Purchaser’s or the Registered Company’s auditors. Such information may include, but is not limited to, bank statements, operating statements, general ledgers, cash receipts schedules, invoices for expenses and capital improvements, insurance documentation, and accounts receivable aging related to the Property and/or the tenant and subtenant (“SEC Filing Information”). Seller shall deliver the SEC Filing Information requested by Purchaser, the Registered Company and/or Purchaser’s or the Registered Company’s auditors prior to the expiration of the Review Period, and Seller agrees to cooperate with

Purchaser, the Registered Company and Purchaser’s or the Registered Company’s auditors regarding any inquiries by Purchaser, the Registered Company and Purchaser’s or the Registered Company’s auditors following receipt of such information, including delivery by Seller of an executed representation letter prior to Closing in form and substance requested by Purchaser’s or the Registered Company’s auditors (“SEC Filings Letter”). A sample SEC Filings Letter is attached to the Contract as Exhibit J; however, Purchaser’s and/or the Registered Company’s auditors may require additions and/or revisions to such letter following review of the SEC Filing Information provided by Seller. Seller consents to the disclosure of the SEC Filing Information in any SEC Filings by the Registered Company. Seller’s obligations under this Section 12.11 shall survive the Closing and not be merged therein.

Section 12.12 Assignment. Purchaser shall have the right to assign all or any portion of its rights and obligations under this Contract to (i) any entity resulting from a merger or consolidation with Purchaser or any organization purchasing substantially all of Purchaser’s assets, (ii) any entity succeeding to substantially all of the business and assets of Purchaser, (iii) any subsidiary, affiliate or parent of Purchaser, (iv) any entity controlling, controlled by or under common control with Purchaser or (v) any entity resulting from the reorganization of Purchaser outside of a bankruptcy reorganization. In such event, Purchaser shall notify Seller of such transfer. For purposes of this Contract, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership or voting securities, by contract, or otherwise. Except as set forth above in this Section 12.12, Purchaser shall have no right to assign this Contract or any of Purchaser’s rights or obligations hereunder without the prior written consent of Seller. No assignment of this Contract by Purchaser shall relieve the entity named as Purchaser herein from its obligations hereunder.

Section 12.13 Independent Contract Consideration. Upon the Effective Date, Purchaser shall deliver to Seller a check in the amount of Fifty Dollars ($50) (the “Independent Contract Consideration”), which amount Seller and Purchaser hereby acknowledge and agree has been bargained for and agreed to as consideration for Seller’s execution and delivery of this Contract. The Independent Contract Consideration is in addition to and independent of any other consideration or payment provided for in this Contract, and is nonrefundable in all events.

[SEE SIGNATURES ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, this Contract has been executed by Purchaser and Seller as of (but not necessarily on) the date and year first above written.

WITNESSES:	PURCHASER:

CARTER VALIDUS PROPERTIES, LLC, a Delaware limited liability company

/s/ Miles Callahan	By:/s/ Lisa Collado
Print Name: Miles Callahan	Print Name: Lisa Collado
Title: Vice President

/s/ Elizabeth Fay
Print Name: Elizabeth Fay

SELLER:

CY-FAIR SURGICAL PROPERTIES, LTD., a Texas limited partnership

By: Cy Fair Outpatient Care Properties,
/s/ Rebecca Andrews	L.L.C., its general partner
Print Name: Rebecca Andrews

/s/ John R. Foudray	By: /s/ Jeremy D. Tasset
Print Name: John R. Foudray	Print Name: Jeremy D. Tasset
Title: Secretary/Treasurer

TITLE COMPANY JOINDER

The Title Company joins herein in order to evidence its agreement to perform the duties and obligations of the Title Company set forth herein and the accompanying escrow instructions and to acknowledge receipt, as of the date set forth below, of an original counterpart of this Contract signed by Seller and Purchaser. The Title Company acknowledges that any demand made by Purchaser for the return of the Earnest Money Deposit received on or before the last day of the Review Period need not be joined in by Seller in order to be effective.

Date: June 5, 2014.

First American Title Insurance Company

By:	/s/ Catherine M. Bartholomew

Name:	Catherine M. Bartholomew

Title:	Sr. National Paralegal

SCHEDULE 3.03

LIST OF CERTAIN REVIEW ITEMS

TENANT INFORMATION

1.	Rent Roll – Rent roll including square footage, lease term, base rent and scheduled rent escalations.

2.	Lease Documents – All leases, lease addendum, lease amendments, subleases, commencement verification letters, and any other letter agreements related thereto.

3.	Recent Leasing Activity – Copies of any and all proposals or letters of intent submitted to or received from existing or prospective tenants within the past six months.

4.	Tenant Financial Statements, if any

OPERATING INFORMATION

5.	Historical Operating Statements – Three (3) years historical operating statements. Current YTD monthly operating statements.

6.	Operating Budget – Current year’s operating and capital budget(s).

7.	Service Contracts – Copies of all service, maintenance, leasing, management, and other contracts or agreements to be assumed by Buyer at closing.

8.	Tax Bills – Three (3) years historical real estate tax bills.

BUILDING INFORMATION

9.	Property Condition Reports – All third party reports in Seller’s possession accessing the physical and structural condition of the Property and Property components including, without limitation: Soils, Engineering, Structural, Seismographic, Geotechnical, Mechanical, Roof, Environmental, Fire/Life/Safety, Air Quality Investigations; and ADA reports.

10.	Survey – Most recent property survey, including, but not limited to, an ALTA/ACSM property survey, which must be recertified to Purchaser and the Title Company, at Seller’s sole cost and expense, and which must not be more than thirty (30) days old.

Schedule 3.03 - 1

11.	Building Plans – Comprehensive set of “As-Built” plans including all specialty plan subsets: Architectural, Structural, Mechanical, Plumbing, Electrical, Roof, and Landscape plans.

12.	Active T.I. Plans – Comprehensive set of plans, specifications, construction contracts, and agreements for all tenant improvement or other construction projects currently underway or committed to at the Property.

13.	Certificates of Occupancy – Copies of certificates of occupancy for the building shell(s) and all demised tenant spaces.

14.	Operating Permits, Licenses & Certifications – Copies of all licenses, permits, certifications, and other authorizations required for onsite operations including, without limitation, Sprinkler Certification(s), Fire Alarm Certification(s), Elevator Permits, Boiler Permit(s), Generator Permit(s), Infra-red Electrical Test(s), Fire Pump Permit(s), UST Permit(s), Back-Flow Certification(s); Swing Stage License(s), etc.

15.	Elevator & HVAC Maintenance Logs – Two (2) years historical periodic Elevator & HVAC maintenance reports, including comprehensive inventory of all mechanical systems units stating manufacturer, make/model, capacity, age, condition, and estimated remaining useful life.

16.	Warranties & Guaranties – All active warranties and guaranties for products installed and workmanship performed on the project.

17.	Personal Property – Inventory of personal property to be transferred to Buyer.

18.	All zoning and land use information.

19.	All tenant and market analysis, appraisals, tax returns for Seller and the guarantor of the Lease.

MISCELLANEOUS OTHER INFORMATION

20.	Title – All Title Reports (including copies of all documents noted as exceptions to title coverage), title policies and title commitments.

21.	Violations – Copies of any notices of violations from any agency or entity having public or private jurisdiction over the Property.

22.	Litigation – List of all litigation pending against the Property or the Seller relating to the Property.

23.	Insurance Documents – Current certificate of property insurance and certificate of liability insurance.

Schedule 3.03 - 2

EXHIBIT A

LEGAL DESCRIPTION

A - 1

EXHIBIT B

SPECIAL WARRANTY DEED

[To be conformed to the laws of where the Property is located.]

This instrument prepared by or under the supervision of

(and after recording should be returned to):

Name:	, Esquire
Address:

(Space Reserved for Clerk of Court)

Parcel I.D. No.

SPECIAL WARRANTY DEED

THIS SPECIAL WARRANTY DEED is made and entered into as of the              day of                     , 20    by                     , a                      (“Grantor”), whose mailing address is             ,             ,             ,             , to             , a             (“Grantee”), whose taxpayer identification number is                      and whose mailing address is                        . Wherever used herein, the terms “Grantor” and “Grantee” shall include all of the parties to this instrument and their successors and assigns.

W I T N E S S E T H:

GRANTOR, for and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, has granted, bargained and sold, and by these presents does hereby grant, bargain and sell to Grantee and Grantee’s heirs, successors and assigns forever, the following described land situate and being in             County,             (the “Property”), to wit:

SEE EXHIBIT “A” ATTACHED HERETO AND MADE A PART HEREOF

TOGETHER WITH all the tenements, hereditaments and appurtenances thereunto belonging or in anywise appertaining.

THIS CONVEYANCE is subject to those matters set forth on Exhibit “B” attached hereto and made a part hereof.

TO HAVE and to hold the same in fee simple forever.

GRANTOR hereby covenants with Grantee that it is lawfully seized of the Property in fee simple, that it has good right and lawful authority to sell and convey the Property, that it hereby fully warrants the title to the Property and will defend the same against the lawful claims of all persons claiming by, through or under Grantor, but no others.

IN WITNESS WHEREOF, Grantor has hereunto set its hand and seal as of the day and year first above written.

WITNESSES:				, a

By:
Print Name:		Print Name:
Title:

Print Name:			[CORPORATE SEAL]
Address:

STATE OF	)
) ss:
COUNTY OF	)

The foregoing instrument was acknowledged before me this              day of                     , 20     by                    , as                      of              corporation, on behalf of the corporation. They/he/she are/is personally known to me or produced              as identification.

[Notarial Seal]
Notary Public, State of
Print Name:
My Commission Expires:

EXHIBIT A

To Special Warranty Deed

PROPERTY DESCRIPTION

EXHIBIT C

BLANKET CONVEYANCE, BILL OF SALE AND ASSIGNMENT

THE STATE OF	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF	§

That concurrently with the execution and delivery hereof,                     , a                      (“Assignor”), is conveying to CARTER VALIDUS PROPERTIES, LLC, a Delaware limited liability company (“Assignee”), by Special Warranty Deed (the “Deed”), those certain tracts of land more particularly described on Exhibit A attached to the Deed and made a part thereof for all purposes (the “Property”). Unless otherwise defined herein, all initially capitalized terms shall have the respective meanings ascribed to such terms in that certain Purchase Agreement dated                     , 20    , by and between Assignor and                      with respect to the conveyance of the Property.

It is the desire of Assignor hereby to assign, transfer and convey to Assignee, subject, however, to those certain matters more particularly described on Exhibit B attached to the Deed thereto and made a part thereof for all purposes (collectively, the “Permitted Encumbrances”), all Improvements, Personal Property, and Intangible Property, including, without limitation, those items more particularly described on Exhibit A attached hereto and made a part hereof for all purposes (collectively, the “Assigned Properties”); provided, however, the Assigned Properties shall not be deemed to include, Assignee shall have no liability under, and Assignor shall remain solely liable and responsible for, the contracts and other matters set forth on Exhibit B attached hereto and made a part hereof for all purposes (collectively, the “Non-Assigned Properties”).

NOW, THEREFORE, in consideration of the receipt of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, in hand paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged and confessed by Assignor, Assignor does hereby BARGAIN, ASSIGN, TRANSFER, SET OVER, CONVEY and DELIVER to Assignee, its successors, legal representatives and assigns, subject to the Permitted Encumbrances, all of the Assigned Properties.

TO HAVE AND TO HOLD the Assigned Properties, together with any and all rights and appurtenance thereto in anywise belonging to Assignor unto Assignee, its successors and assigns FOREVER, and Assignor does hereby bind itself and its successors to WARRANT AND FOREVER DEFEND all and singular the Assigned Properties, subject to the Permitted Encumbrances, unto Assignee, its successors and assigns, against every person lawfully claiming or to claim the same or any part thereof by, through or under Assignor, but not otherwise. Assignee, by its acceptance hereof, hereby assumes all obligations of Assignor arising with respect to the Assigned Properties from and after the date hereof, but not otherwise.

C - 1

Assignor indemnifies Assignee from any claims applicable to the Assigned Properties with respect to the period prior to the date hereof. Assignee indemnifies Assignor from any claims applicable to the Assigned Properties with respect to the period from and after the date hereof.

IN WITNESS WHEREOF, Assignor has executed this instrument as of (but not necessarily on this              day of                     , 20    .

WITNESSES:	ASSIGNOR:

, a

By:
Print Name:
Print Name:	Title:

Print Name:

ASSIGNEE:

CARTER VALIDUS PROPERTIES, LLC, a Delaware limited liability company

By:
Print Name:
Print Name:	Title:

Print Name:

C - 2

EXHIBIT D

ASSIGNMENT AND ASSUMPTION OF LEASES

THE STATE OF	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF	§

THAT,                                          , a                      limited liability company (“Assignor”) hereby transfers, assigns and sets over unto CARTER VALIDUS PROPERTIES, LLC, a Delaware limited liability company (“Assignee”), any and all leases (the “Leases”) with tenants demising space in the premises (the “Premises”) described in Exhibit A attached hereto and made a part hereof for all purposes, and the Leases, together with all amendments thereto and modifications thereof, are more particularly described on the rent roll attached hereto as Exhibit B and made a part hereof for all purposes.

TO HAVE AND TO HOLD the Leases, together with any and all security deposits, prepaid rents, rights and appurtenances thereto in anywise belonging to Assignor unto Assignee, its successors, legal representatives and assigns FOREVER, and Assignor does hereby bind itself and its successors and assigns to WARRANT AND FOREVER DEFEND all and singular the ownership of the landlord’s interest in the Leases unto Assignee, its successors, and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Assignor, but not otherwise.

Assignor indemnifies and agrees to hold Assignee harmless from and against any loss, cost, damage or expense incurred by Assignee and arising from or in connection with any liabilities or obligations of the landlord under the Leases (including specifically, without limitation, the liabilities and obligations of the landlord under the Leases with respect to security deposits) attributable to the period prior to the date hereof and Assignor shall be solely liable for such liabilities and obligations.

Assignee, by its acceptance hereof, agrees to assume and indemnify and hold Assignor harmless from and against all liabilities and obligations of the landlord under the Leases (including specifically, without limitation, the liabilities and obligations of the landlord under the Leases with respect to security deposits, the receipt of which Assignee acknowledges was made by credit to Assignee to the extent shown on the closing statement for Assignee’s acquisition of the Premises) to the extent same arise or are otherwise attributable to the period from and after the date hereof, but not otherwise; provided, however, (a) Assignee shall have no liability to indemnify and hold Assignor harmless from and against any liability or obligation arising under the Leases prior to the date hereof even though same may be subject to a claim brought after the date hereof; and (b) Assignee shall have no liability for the payment of any tenant finish costs or leasing commissions attributable to any of the Leases (including any commissions payable in

D - 1

connection with any renewal or expansion thereof) except as and to the extent expressly set forth on Exhibit C attached hereto and made a part hereof for all purposes, but not otherwise.

IN WITNESS WHEREOF, Assignor has executed this instrument as of (but not necessarily on) this              day of                     , 20    .

WITNESSES:	ASSIGNOR:

, a

By:
Print Name:
Print Name:	Title:

Print Name:

ASSIGNEE:

CARTER VALIDUS PROPERTIES, LLC, a Delaware limited liability company

By:
Print Name:
Print Name:	Title:

Print Name:

D - 2

EXHIBIT E

FIRPTA AFFIDAVIT

THE STATE OF	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF	§

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform                                  (“Transferee”) that withholding of tax is not required upon the disposition of a U.S. real property interest by                              “Transferor”), Transferor hereby certifies the following:

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.	Transferor’s U.S. employer identification number is: ;

3.	Transferor is not a “disregarded entity” as defined in IRS Regulation 1.1445-2(b)(iii); and

4.	Transferor’s office address is .

Transferor understands that this certification may be disclosed to the Internal Revenue Service by the Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document.

EXECUTED as of (but not necessarily on) this         day of             , 20    .

TRANSFEROR:

, a

By:
Name:
Title:

E-1

SWORN TO AND SUBSCRIBED BEFORE ME this              day of                     , 20    .

[Notarial Seal]
Notary Public, State of
Print Name:
My Commission Expires:

E - 2

EXHIBIT F

TENANT ESTOPPEL CERTIFICATE

TENANT:
PROJECT:

TENANT ESTOPPEL CERTIFICATE

To:	KeyBank National Association, as Agent, its successors and assigns (the “Lender”) and , a (“Landlord”)

	Re:	, dated , by and between Landlord and , a (“Tenant”) for space in the building located at and commonly referred to as “ ” (the “Project”)

Ladies and Gentlemen:

The undersigned, as tenant (“Tenant”), hereby states and declares as follows:

1.	Tenant is the lessee under that certain lease (the “Original Lease”) pertaining to the Project which is dated .

2.	The name of the current Landlord is: , a .

3.	The Lease (as defined below) is for the following portion of the Project (collectively, the “Demised Premises”): .

4.	The Original Lease has not been modified or amended except by the following documents (the Original Lease, as amended, shall hereinafter be referred to as the “Lease”):

—

—

—

5.	The commencement date of the Lease occurred on . The Lease Term shall expire , unless sooner terminated in accordance with the terms of the Lease. Tenant has no option to renew or extend the term of the Lease, except as follows (if none, so state): .

6.	The Lease contains the entire agreement of Landlord and Tenant with respect to the Demised Premises, and is in full force and effect.

7.	As of the date hereof, Tenant is occupying the Demised Premises and is paying rent on a current basis under the Lease.

(a)	The minimum monthly or base rent currently being paid by Tenant for the Demised Premises pursuant to the terms of the Lease is per month

(b)	Common area maintenance, taxes, insurance and other charges (collectively, the “Reimbursables”) due under the Lease have been paid through , 20 .

8.	Tenant has accepted possession of the Demised Premises, and all items with respect to the Demised Premises to be performed by Landlord have been completed, including, but not limited to, completion of construction thereof (and all other improvements required under the Lease) in accordance with the terms of the Lease. Landlord has paid in full any required contribution towards work to be performed by Tenant, if any, under the Lease, except as follows (if none, so state): .

9.	The Demised Premises shall be expanded by the addition of the following space on the dates hereinafter indicated (if none, so state): .

10.	No default or event that with the passage of time or notice would constitute a default (hereinafter collectively a “Default”) on the part of Tenant exists under the Lease in the performance of the terms, covenants and conditions of the Lease required to be performed on the part of Tenant.

11.	To the best of Tenant’s knowledge, no Default on the part of Landlord exists under the Lease in the performance of the terms, covenants and conditions of the Lease required to be performed on the part of Landlord.

12.	Tenant has no option or right to purchase all or any part of the Project.

13.	Tenant has not assigned, sublet, transferred, hypothecated or otherwise disposed of its interest in the Lease and/or the Demised Premises, or any part thereof.

14.	Neither the Lease nor any obligations of Tenant thereunder have been guaranteed by any person or entity, except as follows (if none, so state): .

15.	No hazardous substances are being generated, used, handled, stored or disposed of by Tenant on the Demised Premises or on the Project in violation of any applicable laws, rules or regulations or the terms of the Lease.

16.	No rentals are accrued and unpaid under the Lease, except for Reimbursables, if any, which are not yet due and payable.

17.	No prepayments of rentals due under the Lease have been made for more than one month in advance. No security or similar deposit has been made under the Lease, except for the sum of $ which has been deposited by Tenant with Landlord pursuant to the terms of the Lease.

18.	As of the date hereof, Tenant has no defense as to its obligations under the Lease and asserts no setoff, claim or counterclaim against Landlord.

19.	Tenant has not received notice of any assignment, hypothecation, mortgage or pledge of Landlord’s interest in the Lease or the rents or other amounts payable thereunder, except as follows (if none, so state): .

20.	The undersigned is authorized to execute this Tenant Estoppel Certificate on behalf of Tenant.

21.	This Tenant Estoppel Certificate may be executed in any number of separate counterparts, each of which shall be deemed an original, but all of which, collectively and separately, shall constitute one and the same instrument.

Very truly yours,
TENANT:
,
a
By:
Name:
Its:
Dated:

[INSERT APPROPRIATE NOTARY / ACKNOWLEDGMENT]

EXHIBIT G

TENANT NOTIFICATION LETTER

                         , 20

[Name and Address of Tenant]

Re:

Dear Tenant:

Please be advised that:

1.                                          (“Purchaser”) has purchased the captioned property (the “Property”) from                                          (“Seller”).

2. In connection with such purchase, Seller has transferred your security deposit in the amount of $                 (the “Security Deposit”) to Purchaser. Purchaser specifically acknowledges the receipt of and sole responsibility for the return of the Security Deposit.

3. All rental and other payments that become due subsequent to the date hereof should be payable to Purchaser and should be delivered to the following address:

c/o

Attention:

4. Copies of any notices to landlord under your lease should be delivered to the following address:

Attention:

[Signature page follows.]

G - 1

WITNESSES:	PURCHASER:

, a

By:
Print Name:
Print Name:	Title:

Print Name:

SELLER:

, a

By:
Print Name:	Print Name:
Title:

Print Name:

G - 2

EXHIBIT H

DISCLOSURE SCHEDULE

Seller discloses the following items with regards to its representations, warranties and covenants set forth in Article IX of this Contract.

[TO BE COMPLETED BY SELLER, AS APPROPRIATE]

SELLER AGREES THAT ATTACHMENT OF THIS SCHEDULE TO THIS CONTRACT DOES NOT INDICATE PURCHASER’S ACCEPTANCE OF THE ABOVE ITEMS NOR MODIFY OR OTHERWISE WAIVE ANY OF PURCHASER’S RIGHTS UNDER THIS CONTRACT, INCLUDING PURCHASER’S RIGHT, FOR ANY OR NO REASON, TO TERMINATE THIS CONTRACT DURING THE REVIEW PERIOD.

H - 1

EXHIBIT I

DECLARATION ESTOPPEL CERTIFICATE

THE STATE OF	§
	§	KNOW ALL MEN BY THESE
PRESENTS: COUNTY OF	§

THIS DECLARATION ESTOPPEL CERTIFICATE (this “Certificate”) has been executed this          day of                         , 20    , by                                          (“Owner”) and                                                               ARCHITECTURAL CONTROL COMMITTEE (the “Committee”) to and for the benefit of                                          (“Carter”). Owner and Committee are collectively referred to as “Declarant” and Carter and its successors and assigns are collectively referred to as “Beneficiary”.

R E C I T A L S:

A. Beneficiary has now or will soon hereafter acquire fee title to that certain project located at                                  (the “Property”). The current Owner of the Property is              (“Seller”).

B. Reference is made to that certain [Declaration of Covenants and Restrictions] dated                             ,                 , recorded under File No.                         ,              County,                     , as amended by instruments dated                         ,             , recorded under                             ,                             ,                 , recorded under                          and                      and                                 ,                  under                                  (such instrument, as so amended and assigned, is hereinafter referred to as the “Declaration”). Unless otherwise defined herein, all initially capitalized terms have the respective meanings assigned to such terms in the Declaration.

C. As a condition to Beneficiary’s acquisition of the Property, Beneficiary has requested and Declarant has agreed to deliver this Certificate with respect to certain matters covered under the Declaration. Beneficiary would not have agreed to acquire the Property in the absence of this Certificate.

In consideration of the recitals set forth above, Declarant hereby certifies to Beneficiary, and otherwise consents and approves, the following:

ARTICLE I

DECLARATION MATTERS

Section 1.01 Declaration. The Declaration is currently in full force and effect and has not, except as noted above, been modified or otherwise amended. The

Declaration does not contain any reacquisition or similar options. Seller has not defaulted under, nor otherwise violated the terms set forth in, the Declaration. The current members of the Committee are:

.

Section 1.02 Assessments. All general and special assessments or other payments due with respect to the Property have been paid in full and no amounts are currently due and owing. No default assessments have been levied against the Property nor have any assessment or similar liens been filed against the Property. The general assessments and the special assessments levied and expected to be levied under the Declaration for the                  and                  calendar years in the aggregate and the portion thereof allocable to the Property are as follows:

	Aggregate	Property Share
General	$ -20	$ -20
Special	$ -20	$ -20

Section 1.03 Improvements. Declarant has reviewed and approved all information, if any, concerning the improvements located upon the Property (collectively, the Improvements”) which is required to be submitted to Declarant for approval under the Declaration. All Improvements have been constructed and are otherwise in full compliance with the Declaration. The current use and operation of the Property does not violate the Declaration and the Property satisfies (or has been granted a permitted variance from) all setback, parking, outside storage, landscaping, signage, screening and other construction requirements set forth in the Declaration.

Section 1.04 Notice. Effective upon Declarant’s receipt of written notice of Beneficiary’s acquisition of the Property, (a) Beneficiary will be entitled to all voting and other benefits under the Declaration with respect to the Property; and (b) all notices, demands or other written communication delivered by Declarant under the Declaration or any other instrument applicable thereto, must be delivered to Beneficiary in the manner set forth therein to the following address (or such other or further addresses as Beneficiary may hereafter designate):

Attention:

ARTICLE II

MISCELLANEOUS

Section 2.01 Authority. All approvals and other actions required to authorize Declarant’s execution of this Certificate have been received or otherwise taken.

Section 2.02 Reliance. Declarant acknowledges that Beneficiary has the right to rely and will rely upon this Certificate in connection with Beneficiary’s acquisition of the Property.

IN WITNESS WHEREOF, this Certificate has been executed as of (but not necessarily on) the date and year first above written.

OWNER:

By:
Print Name:
Title:

COMMITTEE:

ARCHITECTURAL CONTROL COMMITTEE

By:
Print Name:
Title:

THE STATE OF	§
§
COUNTY OF	§

This instrument was acknowledged before me on this              day of                     , 20    , by                                     , a                                      of                                                  , as managing partner of                                                  , a                                                  , on behalf of such entity.

[Notarial Seal]
Notary Public, State of
Print Name:
My Commission Expires:

THE STATE OF	§
§
COUNTY OF	§

This instrument was acknowledged before me on this              day of                     , 20    , by                                                  , a member of the                                          Architectural Control Committee, on behalf of such entity.

[Notarial Seal]
Notary Public, State of
Print Name:
My Commission Expires:

EXHIBIT J

FORM OF SEC S-X 3-14 LETTER

We are providing this letter in connection with your audit of the historical statement of certain revenues and certain expenses of [            ], located at [            ] (the “Property”) for the purpose of expressing an opinion as to whether the historical statement presents fairly, in all material respects, certain revenues and certain expenses for the year ended December 31, 20[    ] of the Property on the basis of cash receipts and disbursements, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America. We confirm that we are responsible for the following:

a. The fair presentation in the historical statement of certain revenues and certain expenses on the basis of cash receipts and disbursements, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America.

b. The design and implementation of programs and controls to prevent and detect fraud.

We confirm, to the best of our knowledge and belief, the following representations made to you during your audit.

i. The financial statements referred to above are fairly presented on the basis of cash receipts and disbursements, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America.

ii. We have made available to you all financial records and related data.

iii. We have no knowledge of any fraud or suspected fraud affecting the Property involving (1) management, (2) employees or (3) others where the fraud could have a material effect on the financial statements.

iv. We have no knowledge of any allegations of fraud or suspected fraud affecting the Property received in communications from employees, former employees, analysts, regulators, short sellers, or others.

v. There are no unasserted claims or assessments that legal counsel has advised us are probable of assertion and must be disclosed in accordance with Statement of Financial Accounting Standards No. 5, Accounting for Contingencies.

vi. Related-party transactions have been appropriately identified, properly recorded, and disclosed in the financial statements.

vii. No events have occurred subsequent to December 31, 20[ ] that require consideration as adjustments to or disclosures in the financial statements.

(CEO Signature and Title)	(CFO Signature and Title)

J - 1

EXHIBIT K

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

After Recording Return to:

William F. Timmons, Esq.

McKenna Long & Aldridge LLP

303 Peachtree Street, Suite 5300

Atlanta, Georgia 30308

SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

Grantor #1 (Landlord):

Grantor #2 (Tenant):

Grantee (Lender):	KEYBANK NATIONAL ASSOCIATION, AS AGENT

Abbreviated Legal Description:

Official Legal Description on Exhibit A

Assessor’s Tax Parcel ID #

Reference No.	N/A

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (the “Agreement”) is made as of the              day of                                     , 20    by and between:

KEYBANK NATIONAL ASSOCIATION,

a national banking association, as Agent

having an address at

4910 Tiedeman Road, 3rd Floor

Brooklyn, Ohio 44144

(“Lender”),

and

having an address at

(“Tenant”).

RECITALS:

A. Tenant is the holder of a leasehold estate in a portion of those certain premises located in the City of                             , County of                                 , State of                             , and more particularly described on Exhibit “A” attached hereto and made a part hereof (the “Property”) under and pursuant to the provisions of a certain lease dated                             , between                             , a                                 , as landlord, and                                 , as tenant (the “Lease”); and

B.                                                       is the current owner in fee simple of the Property and the landlord under the Lease (“Landlord”); and

C. Lender is the agent for lenders which have made a loan or are about to make a loan to Carter/Validus Operating Partnership, LP, a Delaware limited partnership, as borrower (“Borrower”) evidenced or to be evidenced by one or more promissory notes made by Borrower to the order of such lenders (as amended, restated, replaced, consolidated, supplemented or otherwise modified from time to time, collectively, the “Note”) and secured or to be secured by that certain Mortgage/Deed to Secure Debt/Deed of Trust and Security Agreement (as the same may be modified, amended or restated from time to time, the “Security Instrument”) and that certain Assignment of Leases and Rents (as the same may be modified, amended or restated from time to time, the “Assignment of Rents”) granted by Landlord to or for the benefit of Lender and encumbering the Property; and

D. Tenant has agreed to subordinate the Lease to the Security Instrument and to the lien thereof and Lender has agreed to grant non-disturbance to Tenant under the Lease on the terms and conditions hereinafter set forth.

AGREEMENT:

For good and valuable consideration, Tenant and Lender agree as follows:

1. SUBORDINATION. The Lease and all of the terms, covenants and provisions thereof and all rights, remedies and options of Tenant thereunder are and shall at all times continue to be subject and subordinate in all respects to the terms, covenants and provisions of the Security Instrument and to the lien thereof, including without limitation, all renewals, increases, modifications, spreaders, consolidations, replacements and extensions thereof and to all sums secured thereby and advances made thereunder with the same force and effect as if the Security Instrument had been executed, delivered and recorded prior to the execution and delivery of the Lease.

2. NON-DISTURBANCE. If any action or proceeding is commenced by Lender for the foreclosure of the Security Instrument or the sale of the Property, Tenant shall not be named as a party therein unless such joinder shall be required by law, provided, however, such joinder shall not result in the termination of the Lease or disturb the Tenant’s possession or use of the premises demised thereunder, and the sale of the Property in any such action or proceeding and the exercise by Lender of any of its other rights under the Note or the Security Instrument shall be made subject to all rights of Tenant under the Lease, provided that at the time of the commencement of any such action or proceeding or at the time of any such sale or exercise of any such other rights Tenant shall not be in default under any of the terms, covenants or conditions of the Lease or of this Agreement on Tenant’s part to be observed or performed beyond any applicable notice or grace period.

3. ATTORNMENT. If Lender or any other subsequent purchaser of the Property shall become the owner of the Property by reason of the foreclosure of the Security Instrument or the acceptance of a deed or assignment in lieu of foreclosure or by reason of any other enforcement of the Security Instrument (Lender or such other purchaser being hereinafter referred as “Purchaser”), and the conditions set forth in Section 2 above have been met at the time Purchaser becomes owner of the Property, the Lease shall not be terminated or affected thereby but shall continue in full force and effect as a direct lease between Purchaser and Tenant upon all of the terms, covenants and conditions set forth in the Lease and in that event, Tenant agrees to attorn to Purchaser and Purchaser by virtue of such acquisition of the Property shall be deemed to have agreed to accept such attornment, whereupon, subject to the observance and performance by Tenant of all the terms, covenants and conditions of the Lease on the part of Tenant to be observed and performed, Purchaser shall recognize the leasehold estate of Tenant under all of the terms, covenants and conditions of the Lease for the remaining balance of the term with the same force and effect as if Purchaser were the lessor under the Lease subject to the terms of Section 4 of this Agreement; provided, however, that Purchaser shall not be:

(a) liable for any past act, omission, neglect, default or breach of representation or warranty of any prior landlord (any such prior landlord, including Landlord and any successor landlord, being hereinafter referred to as a “Prior Landlord”), provided that so long as Purchaser has received written notice and a reasonable opportunity to cure, the foregoing shall not limit Purchaser’s obligations under the Lease to correct any conditions that (i) existed as of the date Purchaser became the owner of the Property, and (ii) violate Purchaser’s obligations under the Lease; provided further, however, that the foregoing shall not obligate Purchaser for any damages arising from such past act, omission, neglect, default or breach of representation or warranty of any Prior Landlord;

(b) subject to any offsets, defenses, abatements or counterclaims which shall have accrued in favor of Tenant against any Prior Landlord prior to the date upon which Purchaser shall become the owner of the Property;

(c) liable for the return of rental security deposits, if any, paid by Tenant to any Prior Landlord in accordance with the Lease unless such sums are actually received by Purchaser;

(d) bound by any obligation which may appear in the Lease to perform any improvement work to the Property;

(e) bound by any obligation which may appear in the Lease to pay any sum of money to Tenant;

(f) bound by any payment of rents, additional rents or other sums which Tenant may have paid more than one (1) month in advance to any Prior Landlord unless (i) such sums are actually received by Purchaser or (ii) such prepayment shall have been expressly approved of by Purchaser;

(g) bound by any agreement terminating or amending or modifying the rent, term, commencement date or other material term of the Lease, or any voluntary surrender of the premises demised under the Lease, made without Lender’s or Purchaser’s prior written consent prior to the time Purchaser succeeded to Landlord’s interest; or

(h) responsible for the making of repairs in or to the Property in the case of damage or destruction to the Property or any part thereof due to fire or other casualty or by reason of condemnation unless Purchaser is obligated under the Lease to make such repairs and Purchaser receives insurance proceeds or condemnation awards sufficient to finance the completion of such repairs.

In the event that any liability of Purchaser does arise pursuant to this Agreement, such liability shall be limited and restricted to Purchaser’s interest in the Property and shall in no event exceed such interest.

4. NOTICE TO TENANT. After notice is given to Tenant by Lender that an Event of Default (as defined in the Security Instrument) exists under the Security Instrument and that the rentals under the Lease should be paid to Lender pursuant to the terms of the Assignment of Rents, Tenant shall thereafter pay to Lender or as directed by the Lender, all rentals and all other monies due or to become due to Landlord under the Lease and Landlord hereby expressly authorizes Tenant to make such payments to Lender and hereby releases and discharges Tenant from any liability to Landlord on account of any such payments.

5. NOTICE TO LENDER AND RIGHT TO CURE. Tenant agrees to simultaneously notify Lender by certified mail, return receipt requested, with postage prepaid, of any default on the part of Landlord under the Lease which would entitle Tenant to cancel or terminate the Lease or abate or reduce the rent payable thereunder, and Tenant further agrees that, notwithstanding any provisions of the Lease, no cancellation or termination of the Lease and no abatement or reduction of the rent payable thereunder shall be effective unless Lender has received notice of the same and has failed within forty-five (45) days after both Lender’s receipt of said notice and the time when Lender shall have become entitled under the Security Instrument (as hereinafter defined) to remedy the same, to commence to cure the default which gave rise to the cancellation or termination of the Lease or abatement or reduction of the rent payable thereunder and thereafter diligently prosecutes such cure to completion, provided that in the event Lender cannot commence such cure without possession of the Property, no cancellation or termination of the Lease and no abatement or reduction of the rent payable thereunder shall be effective if Lender commences judicial or non-judicial proceedings to obtain possession within such period and thereafter diligently prosecutes such efforts and cure to completion. In addition, if such default is not susceptible of cure by Lender and Lender obtains possession of the Property, such default shall be waived. Notwithstanding the foregoing, Lender shall have no obligation to cure any default by Landlord except as provided in Section 3 in the event Lender shall become the owner of the Property by reason of the foreclosure of the Security Instrument or the acceptance of a deed or assignment in lieu of foreclosure or by reason of any other enforcement of the Security Instrument.

6. NOTICES. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed to have been properly given (a) if hand delivered, when delivered; (b) if mailed by United States Certified Mail (postage prepaid, return receipt requested), three Business Days after mailing (c) if by Federal Express or other reliable overnight courier service, on the next Business Day after delivered to such courier service or (d) if by telecopier on the day of transmission so long as copy is sent on the same day by overnight courier as set forth below:

If to Tenant:

Attention:

If to Lender:	KeyBank National Association, as Agent
4910 Tiedeman Road, 3rd Floor
Brooklyn, Ohio 44144
Attention: Real Estate Capital Services

With a copy to:	KeyBank National Association, as Agent
1200 Abernathy Road, N.E., Suite 1550
Atlanta, Georgia 30328
Attention: Mr. Daniel Stegemoeller

or addressed as such party may from time to time designate by written notice to the other parties. For purposes of this Section 6, the term “Business Day” shall mean a day on which commercial banks are not authorized or required by law to close in the state where the Property is located. Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

7. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of Lender, Tenant and Purchaser and their respective successors and assigns.

8. GOVERNING LAW. This Agreement shall be deemed to be a contract entered into pursuant to the laws of the State of                          and shall in all respects be governed, construed, applied and enforced in accordance with the laws of the State of                         .

9. MISCELLANEOUS. This Agreement may not be modified in any manner or terminated except by an instrument in writing executed by the parties hereto. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

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IN WITNESS WHEREOF, Lender and Tenant have duly executed this Agreement as of the date first above written.

LENDER: KEYBANK NATIONAL ASSOCIATION, a national banking association, as Agent

By:
Name:
Its:

[INSERT NOTARY BLOCK FOR APPLICABLE STATE]

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

TENANT:

a
By:
Name:
Its:

[INSERT NOTARY BLOCK FOR APPLICABLE STATE]

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

The undersigned hereby joins in the execution of this Agreement in order to evidence its acceptance of, and agreement to, the provisions of Section 4 hereof.

LANDLORD:

a Delaware limited liability company

By:	Carter/Validus Operating Partnership, LP a Delaware limited partnership

	By:	Carter Validus Mission Critical REIT, Inc., a Maryland corporation

By:
Name:
Its:

[INSERT NOTARY BLOCK FOR APPLICABLE STATE]

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Exhibit “A”

Legal Description